EXHIBIT 99.2

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Conference Call Transcript: January 19, 2006 8:30 a.m. ET

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Bill Davis – Allscripts Healthcare Solutions Inc. – CFO:

Good morning everyone. I would just like to remind everyone that on this call, we may make forward-looking statements which involve risks and uncertainties. The statements made by Allscripts or its representatives in this conference call will include certain forward-looking statements that are based on the current beliefs of Allscripts’ management, as well as assumptions made by and information currently information currently available to Allscripts’ management.

Wherever practical, Allscripts will identify these forward-looking statements by using words such as may, will, expects, anticipates, believes, intends, estimates, could or similar expressions. These forward-looking statements are subject to a variety of risks and uncertainties, including those listed in the earnings press release issued by Allscripts today and in Allscripts’ filings with the Securities and Exchange Commission, which could cause Allscripts’ actual results, performance, prospects or opportunities in 2006 and beyond to differ materially from those expressed in or implied by these forward-looking statements.

Except as required by the federal securities laws, Allscripts undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release. With that said, I’d like turn the call back over to our CEO, Glen Tullman.

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Now I will into briefly run through our expected Q4 results which are the strongest results in the Company’s history. It is with a lot of excitement and pride that we’re announcing that we estimate Q4 of 2005 sales to be approximately $33.7 million; again, a record for Allscripts. Clinical software sales are expected to be approximately 29.2 million, or 73.9 million for the entire year, also new records for Allscripts. Our results reflect the significant progress that we have made within the IDX base. Our sales force truly understands the IDX client base and has built relationships over the years with key leaders in these accounts with responsibility for making the decision on clinical solutions. The physician leadership plays an important role in these transactions and we invested time and resources to understand their needs so we can deliver unprecedented value to them today as well as in the future.

We will report our full-year results on January 31, but we continue to expect approximately $120 million in revenue and earnings per share of $0.24 for the year and $0.09 for the fourth quarter. Both earnings-per-share amounts exclude our previously disclosed $0.01 per share option acceleration expense that we recorded in December. GAAP earnings-per-share is expected to be

$0.23 and $0.08 for the year and quarter, respectively, given the effect of that $0.01 per share stock-based compensation.

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Operator: Jay Hingorani, Thompson & Co.

Jay Hingorani – Thompson & Co. – Analyst: Gentleman, good morning. [PORTION OF TRANSCRIPT REDACTED.] Software and related services, the 29.2, that – you’re leaving information services out of that, right?

Bill Davis – Allscripts Healthcare Solutions Inc. – CFO: That is correct.

Jay Hingorani – Thompson & Co. – Analyst: So it’s just software and services, 29.2 out of the 33.7?

Bill Davis – Allscripts Healthcare Solutions Inc. – CFO: Yes, and the delta between the two would be our physicians that are active bookings.

Jay Hingorani – Thompson & Co. – Analyst: Okay. What about – that doesn’t included meds?

Bill Davis – Allscripts Healthcare Solutions Inc. – CFO: No, it does not include meds.

Jay Hingorani – Thompson & Co. – Analyst: [PORTION OF TRANSCRIPT REDACTED.] And then we’re still talking about $0.09 and then a penny for the options, right?

Bill Davis – Allscripts Healthcare Solutions Inc. – CFO: That’s correct.

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Operator: Gene Mannheimer, Caris & Co.

Gene Mannheimer – Caris & Co – Analyst: Okay, thank you. And just turning to the preliminary Q4 results, very impressive clinical software sales. Is that to suggest the medication management sales were down markedly over the prior year in quarters?

Bill Davis – Allscripts Healthcare Solutions Inc. – CFO: Just to clarify, because you’re the second person that has brought that up, the booking number that I reported only pertains to our clinical software and our physicians interactive business. We always exclude from that the medication business. So this is bookings, this is not revenue. The 33.7 is a bookings number, as well as the 29.2 million. So, is that clear?

Gene Mannheimer – Caris & Co – Analyst: Yes, thank you.

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Glen Tullman – Allscripts Healthcare Solutions Inc. – CEO: Thank you very much. Let me close with just a few comments.

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And finally, in terms of the sales in the fourth quarter, there were a lot of questions about what would happen to our sales in the fourth quarter, and some people who were worried about IDX were worried about whether or not we could deliver. I think we made it clear, our sales force came through. I was shooting for 30 million or above; they delivered 29.2. [PORTION OF TRANSCRIPT REDACTED.]

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